                                                                      EXHIBIT 21


                         Subsidiaries of ANADIGICS, Inc.

                                                  State of Jurisdiction
Name of Subsidiary                                  of Incorporation and % Owned

ANADIGICS (U.K.) Limited                          United Kingdom            100%
ANADIGICS, Limited                                Israel                    100%
ANADIGICS Denmark ApS                             Denmark                   100%
ANADIGICS Acquisition Corp.                       Delaware                  100%
ANADIGICS Holding Corp.                           Delaware                  100%
Broadband & Wireless Investors, Incorporated      Delaware                  100%
Integral Pathway, Inc.                            New Jersey                100%
Telcom Devices Corp.                              California                100%